NOTIFICATION OF THE REMOVAL FROM LISTING
AND REGISTRATION OF THE STATED SECURITIES

The null hereby notifies the SEC of its
intention to remove the entire class of
the stated securities from listing and
registration on the Exchange at the opening of business on August 20, 2012, pursuant to the provisions of Rule 12d2-2 (a).

[  X  ] 17 CFR 240.12d2-2(a)(3)  That on
August 6, 2012 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment.


In connection with the merger between Nuveen
Maryland Dividend Advantage Municipal
Fund and Nuveen Maryland Premium Income
Municipal Fund, which became effective before the opening on August 6, 2012, each Common
Share of Beneficial Interest of Nuveen
Maryland Dividend Advantage Municipal
Fund was exchanged for 0.97225976 a Common
Share of Beneficial Interest of Nuveen Maryland
Premium Income Municipal Fund.

The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 6, 2012.